Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Qwest Corporation:

We have audited the accompanying consolidated balance sheets of Qwest Corporation and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and effective December 31, 2005, the Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

KPMG LLP

Denver, Colorado

April 4, 2008

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Operating revenue:
Operating revenue	$8,791	$8,901	$9,015
Operating revenue—affiliates	1,900	1,820	1,827

Total operating revenue	10,691	10,721	10,842

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,652	1,716	1,693
Selling	1,759	1,758	1,666
General, administrative and other operating	1,834	2,107	2,261
Affiliates	165	178	89
Depreciation and amortization	2,221	2,529	2,879

Total operating expenses (Note 2)	7,631	8,288	8,588

Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	608	616	608
Other—net	12	(65)	18

Total other expense (income)—net	620	551	626

Income before income taxes and cumulative effect of changes in accounting principles	2,440	1,882	1,628
Income tax expense	913	679	578

Income before cumulative effect of changes in accounting principles	1,527	1,203	1,050
Cumulative effect of changes in accounting principles—net of taxes of $0, $0 and $8, respectively	—	—	(12)

Net income	$1,527	$1,203	$1,038

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$292	$276
Short-term investments	21	42
Accounts receivable—net of allowance of $55 and $53, respectively	1,006	1,038
Accounts receivable—affiliates	59	273
Deferred income taxes	481	199
Prepaid expenses and other	223	250

Total current assets	2,082	2,078
Property, plant and equipment—net	12,155	13,170
Capitalized software—net	820	771
Prepaid pension—affiliates	1,020	1,050
Other	445	335

Total assets	$16,522	$17,404

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term borrowings	$343	$90
Accounts payable	503	462
Accounts payable—affiliates	341	317
Dividends payable—QSC*	200	200
Accrued expenses and other	952	1,046
Current portion of post-retirement and other post-employment benefits and other—affiliates	210	200
Deferred revenue and advance billings	437	464

Total current liabilities	2,986	2,779
Long-term borrowings—net of unamortized debt discount of $117 and $126, respectively	7,568	7,645
Post-retirement and other post-employment benefits and other—affiliates	2,612	2,797
Deferred income taxes	1,406	1,496
Deferred revenue	167	173
Other	413	262

Total liabilities	15,152	15,152

Commitments and contingencies (Note 15)
Stockholder’s equity:
Common stock—one share without par value, owned by QSC	11,132	10,955
Accumulated deficit	(9,762)	(8,703)

Total stockholder’s equity	1,370	2,252

Total liabilities and stockholder’s equity	$16,522	$17,404

The accompanying notes are an integral part of these consolidated financial statements.

*	Qwest Services Corporation

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Operating activities:
Net income	$1,527	$1,203	$1,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,221	2,529	2,879
Deferred income taxes	(199)	(257)	(264)
Provision for bad debt—net	82	65	74
Cumulative effect of changes in accounting principles—net of taxes	—	—	12
Other non-cash charges—net	25	(34)	64
Changes in operating assets and liabilities:
Accounts receivable	(47)	(81)	(23)
Accounts receivable—affiliates	213	(58)	44
Prepaid expenses and other current assets	32	10	40
Accounts payable and accrued expenses and other current liabilities	(63)	52	(21)
Accounts payable and other current liabilities—affiliates	3	(95)	(160)
Deferred revenue and advance billings	(35)	(49)	(54)
Other non-current assets and liabilities including affiliates	(89)	89	60

Cash provided by operating activities	3,670	3,374	3,689

Investing activities:
Expenditures for property, plant and equipment and capitalized software	(1,270)	(1,410)	(1,401)
Interest in net proceeds from (purchases of) investments managed by QSC	14	(34)	235
Reclassification of cash equivalent to investment (Note 4)	(26)	—	—
Proceeds from sale of property and equipment	16	152	—
Other	12	13	15

Cash used for investing activities	(1,254)	(1,279)	(1,151)

Financing activities:
Proceeds from long-term borrowings	500	600	1,150
Repayments of long-term borrowings, including current maturities	(343)	(606)	(1,162)
Proceeds from current borrowings—affiliates	334	661	200
Repayments of current borrowings—affiliates	(318)	(678)	(189)
Dividends paid to QSC	(2,470)	(1,946)	(2,731)
Other	(103)	(11)	(21)

Cash used for financing activities	(2,400)	(1,980)	(2,753)

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	16	115	(215)
Beginning balance	276	161	376

Ending balance	$292	$276	$161

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock	Accumulated Deficit	Total
	(Dollars in millions)
Balance as of December 31, 2004	$10,710	$(6,466)	$4,244
Net income	—	1,038	1,038
Dividends declared on common stock	—	(2,465)	(2,465)
Other comprehensive loss	—	(2)	(2)
Other net asset transfers	45	10	55

Balance as of December 31, 2005	10,755	(7,885)	2,870
Net income	—	1,203	1,203
Dividends declared on common stock	—	(2,000)	(2,000)
Other comprehensive income	—	2	2
Other net asset transfers	200	(23)	177

Balance as of December 31, 2006	10,955	(8,703)	2,252
Net income	—	1,527	1,527
Dividends declared on common stock	—	(2,470)	(2,470)
Adoption of FIN 48	—	(11)	(11)
Other net asset transfers	177	(105)	72

Balance as of December 31, 2007	$11,132	$(9,762)	$1,370

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006 and 2005

Unless the context requires otherwise, references in these consolidated financial statements to “QC” refer to Qwest Corporation, references to “Qwest,” “we,” “us,” the “Company” and “our” refer to Qwest Corporation and its consolidated subsidiaries, and references to “QCII” refer to our ultimate parent company, Qwest Communications International Inc., and its consolidated subsidiaries.

Note 1:    Business and Background

We are wholly owned by Qwest Services Corporation (“QSC”), which is wholly owned by QCII. We provide voice, data, Internet and satellite video services within the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We often refer to this region as our local service area. Through joint marketing relationships with our affiliates, we are able to bundle our services with additional services offered by our affiliates. These relationships allow us to bundle our services with our affiliates’ wireless and long-distance services.

Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII’s consolidated revenue. In addition to our operations, QCII maintains a wireless business and a national network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

•	Long-distance services that allow calls that cross telecommunications geographical areas;

•	Dedicated Internet access;

•	Virtual private network;

•	Web hosting;

•	Data integration;

•	Voice over Internet protocol, or VoIP;

•	Multiple protocol label switching; and

•	Cable-based video.

For certain products and services we provide and for a variety of internal communications functions, we use parts of QCII’s network to transport voice and data traffic. Through its network, QCII also provides nationally and globally data and Internet access services, including private line, asynchronous transfer mode, or ATM, and frame relay that are similar to services we provide within our local service area.

In light of regulatory changes in 2007 and consistent with QCII’s continuing strategy to simplify its and our corporate structure and gain operational efficiencies, QCII moved to us some administrative and other functions of QSC and merged into us two of QSC’s other wholly owned subsidiaries:

•	a procurement company that managed real estate and other supplier selection and negotiations; and

•	a computer system services company that handled development, application, maintenance, integration and testing of software.

Because these reorganization activities combined businesses that were already controlled by QCII, we are adjusting previously reported financial statements for all periods presented for these transferred businesses.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

These transfers were accounted for as a pooling of interests, which had the following effect on our previously reported financial statements for each year presented:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Increases in:
Total operating revenue	$814	$850	$794
Income before income taxes and cumulative effect of changes in accounting principles	63	31	98
Net income	35	—	61

	As of December 31,
	2007	2006
	(Dollars in millions)
Increases in:
Total assets	$1,125	$934
Total liabilities	732	412

In addition, as of September 30, 2007, QSC had transferred to us certain broadband services-related assets of an affiliate’s operations. The financial impacts related to these assets were immaterial to us.

QCII continues to evaluate other ways to better organize the legal organization and operations of its subsidiaries and may make additional changes to the legal organization and operations of its subsidiaries, including us, in the future. In connection with these past or future reorganization activities, we do not believe we have consummated, and we do not expect to consummate in the future, any business combinations or other transactions that will adversely affect our consolidated financial condition or results of operations.

Note 2:    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

We periodically evaluate the appropriateness of classifications on our consolidated balance sheets. As a result of our recent evaluation, we have reclassified certain prior year amounts on our consolidated balance sheets to conform to the current year presentation.

During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain expenses in our consolidated statements of operations have been reclassified. Operating expenses are now reported as follows:

•

Cost of sales are costs incurred in providing products and services to our customers. These include: employee-related costs directly attributable to operating and maintaining our network (such as salaries, wages and certain benefits); and other costs of sales directly related to our network operations (such as professional fees, materials and supplies and outsourced services).

•

Selling expenses are costs incurred in selling products and services to our customers. These include: employee-related costs directly attributable to selling products or services (such as salaries, wages, internal commissions and certain benefits); marketing, advertising and external commissions; bad debt; and other selling costs (such as professional fees and outsourced services).

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

•

General, administrative and other operating expenses are corporate overhead and other operating costs. These include: employee-related costs for administrative functions (such as salaries, wages and certain benefits); taxes and fees (such as property and other taxes and universal service fund (“USF”) charges); real estate and occupancy costs (such as rents and utility costs); and other general, administrative and other operating costs (such as professional fees, outsourced services, litigation related charges and general computer systems support services). General, administrative and other operating expenses also include our pension and post-retirement benefits costs for all employees.

We believe these changes allow users of our financial statements to better understand our cost structure and how we manage our business. These expense classifications may not be comparable to those of other companies. These reclassification changes had no impact on total operating expenses or net income for any period. However, to reflect the impact these changes would have had if they had been implemented in prior years and to aid the understanding of our future filings, we have recast certain financial information presented in our consolidated statements of operations.

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also make estimates in our assessments of potential losses in relation to threatened or pending legal and tax matters. See Note 15—Commitments and Contingencies.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

Effective January 1, 2007, for matters related to income taxes, we apply Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). See Note 3—Income Taxes for further discussion.

Actual results could differ from our estimates.

Affiliate Transactions

We provide to our affiliates telecommunications and other support services, and we purchase from our affiliates long-distance services, wholesale Internet access, insurance and other services. Regulatory rules require certain affiliate transactions to be recorded at market price or fully distributed cost. Regulators periodically review our compliance with these rules, which may result in adjustments to our affiliate transactions. We record these adjustments in the period they become known to us. See further discussion of our affiliate transactions in Note 14—Related Party Transactions.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Because of the significance of the services we provide to our affiliates and our other affiliate transactions, the results of operations, financial position, and cash flows presented herein are not necessarily indicative of the results of operations, financial position and cash flows we would have achieved had we operated as a stand-alone entity during the periods presented.

In the normal course of business, we transfer assets to and from our parent, QSC. It is QCII’s and our policy to record asset transfers to and from QSC based on carrying values.

Revenue Recognition

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include wireline activation fees and installation charges, which we recognize as revenue over the expected customer relationship period ranging from one to five years.

We also defer related costs for customer acquisitions. The deferral of customer acquisition costs is limited to the amount of deferral of revenue on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

Revenue on customer arrangements that include both equipment and services is evaluated to determine whether the elements are separable based on objective evidence. If the elements are deemed separable and separate earnings processes exist, the revenue associated with each element is recognized as earned. For example, if we receive an upfront cash payment when we sell equipment and continuing service together, we immediately recognize as revenue the cash paid attributable to the equipment sale as long as all the conditions for revenue recognition have been satisfied. Any portion of the upfront cash payment in excess of the relative fair value of the equipment is recognized ratably over the longer of the contractual period or the expected customer relationship period. If separate earnings processes do not exist, the total advance payment is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

We offer some products and services that are provided by third party vendors. We review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. For example, the revenue from our video services provided through a third-party vendor is reported on a net basis. Our evaluation and ultimate determination of gross or net reporting is based on indicators provided in FASB Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”).

Allocation of Bundle Discounts

We offer bundle discounts to our customers who receive certain groupings of products and services. These bundle discounts are recognized concurrently with the associated revenue and are allocated to the various products and services in the bundled offerings. The allocation is based on the relative value of products included in each bundle combination.

USF, Gross Receipts Taxes and Other Surcharges

We adopted EITF Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-03”)

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

for the year ended December 31, 2006. EITF 06-03 provides guidance regarding the accounting and financial statement presentation for certain taxes assessed by a governmental authority. These taxes and surcharges include, among others, USF charges, sales, use, value added, and some excise taxes. In determining whether to include such taxes in our revenue and expenses, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the taxes on a gross basis and include them in our revenue and general, administrative and other operating expenses. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net method and do not include them in our revenue and expenses. The adoption of EITF 06-03 did not change our accounting for these taxes.

Our revenue and expenses included taxes and surcharges of $256 million, $244 million and $209 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expense was $407 million, $381 million and $374 million for the years ended December 31, 2007, 2006 and 2005, respectively, and is included in selling expenses and general, administrative and other operating expenses on our consolidated statements of operations.

Restructuring Charges

Periodically, QCII commits to exit certain business activities, eliminate administrative and network locations or significantly reduce our number of employees. At the time a restructuring plan is approved by QCII, we record a charge to our consolidated statements of operations for our estimated costs associated with the plan. We also record a charge when we permanently cease use of a leased location. Charges associated with these exits or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. Estimates of charges associated with abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and the net amounts that we estimate we will pay in the future.

Income Taxes

We are included in the consolidated federal income tax return of QCII. Under QCII’s tax allocation policy, QCII treats our consolidated results as if we were a separate taxpayer. The policy requires us to pay our tax liabilities in cash based upon our separate return taxable income. We are also included in the combined state tax returns filed by QCII, and the same payment and allocation policy applies.

The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments to our liabilities for uncertain tax positions, including interest. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We use the deferral method of accounting for federal investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

investment tax credits earned in certain states. We amortize these credits ratably over the estimated service lives of the related assets as a credit to our income tax provision in our consolidated statements of operations.

Cash and Cash Equivalents

We use the cash management services of QCII. QCII manages our cash in accordance with its cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity. Although cash and cash equivalents balances are generally unsecured, our balances are maintained with financial institutions that QCII and we believe are creditworthy. Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value. In evaluating investments for classification as cash equivalents, QCII requires that individual securities have original maturities of three months or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, QCII invests with financial institutions it deems to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to certain controlled disbursement bank accounts for payment. These bank accounts allow us to delay funding of issued checks until the checks are presented for payment. A delay in funding results in a temporary source of financing. The activity related to book overdrafts is shown as financing activities in our consolidated statements of cash flows. Book overdrafts are included in accounts payable on our consolidated balance sheets. As of December 31, 2007 and 2006, the book overdraft balance was $24 million and $21 million, respectively.

Allowance for Doubtful Accounts

The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment are depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

We perform annual internal studies or reviews to determine depreciable lives for our property, plant and equipment. Our studies utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to calculate the remaining life of our asset base.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties, and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

Capitalized Software

Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line group method over its estimated useful life. We capitalize certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. We review the economic lives of our capitalized software annually.

Impairment of Long-Lived Assets

We review long-lived assets, other than intangible assets with indefinite lives, for impairment at the QCII level whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For measurement purposes, long-lived assets are grouped with other assets and liabilities, including other assets and liabilities of QCII. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is measured by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, short- and long-term investments, accounts receivable, accounts payable and borrowings. The carrying values of these instruments, excluding long-term borrowings, approximate their fair values. The fair value of our long-term borrowings was approximately $8.0 billion and $8.2 billion, respectively, at December 31, 2007 and 2006. The fair values of our long-term borrowings are based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Pension and Post-Retirement Benefits

Our employees participate in the QCII pension, non-qualified pension, post-retirement health care and life insurance, and other post-employment benefit plans. The amounts contributed by us through QCII are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. QCII allocates the cost of these plans and the associated obligations and assets to us and determines our cash contribution. Historically, QCII has only required us to pay our portion of their required pension contribution.

The allocation of cost to us is based upon demographics of our employees compared to all remaining participants. In computing the pension and post-retirement health care and life insurance benefit costs, the most significant assumptions QCII makes include employee mortality and turnover, expected salary and wage increases, discount rate, expected rate of return on plan assets, expected future cost increases, health care claims experience and QCII’s evaluation of the legal basis for plan amendments. The plan terms of QCII’s post-retirement plan benefits covered by collective bargaining agreements as negotiated with our employees’ unions can also significantly impact the amount of expense, affiliate benefit obligation and affiliate pension asset we record.

For further information on QCII pension, non qualified pension, postretirement and other post-employment benefit plans, see QCII’s Annual Report on Form 10-K for the year ended December 31, 2007.

Recently Adopted Accounting Pronouncements

Effective January 1, 2007, we adopted FIN 48. See Note 3—Income Taxes for additional information.

Our ultimate parent, QCII, adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”), which was effective for its year ended December 31, 2006. Upon adoption of SFAS No. 158, QCII recognized on its consolidated balance sheet the over-funded or under-funded amounts of its defined benefit pension, post-retirement and other post employment benefit plans. SFAS No. 158 does not impact us because the defined benefit plans are the responsibility of QCII. However, we recorded in our consolidated statements of operations the expense associated with our employees participating in the QCII defined benefit plans.

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which revises SFAS No. 123, “Accounting for Stock-Based Compensation.” See Note 12—Stock-Based Compensation.

In December 2005, we adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations an interpretation of SFAS No. 143,” (“FIN 47”). See Note 6—Property, Plant and Equipment—Asset Retirement Obligations.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). Under SFAS No. 159, entities may choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. SFAS No. 159 also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for us beginning January 1, 2008. The adoption of this standard did not have any impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for us beginning January 1, 2008 and provides a definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements for future transactions. We do not expect the adoption of this standard to have a material impact on our financial position or results of operations.

Note 3:    Income Taxes

Adoption of FIN 48

Effective January 1, 2007, we adopted FIN 48, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. Prior to January 1, 2007, the impact of an uncertain tax position that did not create a difference between the financial statement basis and the tax basis of an asset or liability was included in our income tax provision if it was probable the position would be sustained upon audit. The benefit of any uncertain tax position that was temporary was reflected in our tax provision if it was more likely than not that the position would be sustained upon audit. Prior to the adoption of FIN 48, we recognized interest expense based on our estimates of the ultimate outcomes of the uncertain tax positions.

Under FIN 48, the impact of an uncertain tax position that is more likely than not of being sustained upon audit by the relevant taxing authority must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Also, under FIN 48, interest expense is recognized on the full amount of deferred benefits for uncertain tax positions.

On January 1, 2007, we recorded the following FIN 48 transition adjustments:

•	$67 million increase in our tax liabilities for uncertain tax positions for items previously presented in deferred tax liabilities;

•	$19 million increase in interest accrued for uncertain tax positions and a corresponding $8 million increase in deferred tax asset; and

•	$11 million increase in accumulated deficit.

We are included in the consolidated federal income tax returns and the combined state income tax returns of QCII. QCII treats our consolidated results as if we were a separate taxpayer. This policy requires us to pay our tax liabilities in cash based upon separate return taxable income. However, because we are included in the consolidated federal income tax returns and the combined state income tax returns of QCII, any tax audits involving QCII will also involve us. The Internal Revenue Service (“IRS”) examines all of QCII’s federal income tax returns because QCII is included in the coordinated industry case program. As of December 31, 2007, all of the federal income tax returns QCII has filed since 1998 are still subject to adjustment upon audit. QCII also files combined income tax returns in many states, and these combined returns remain open for adjustments to its federal income tax returns. In addition, certain combined state income tax returns we have filed since 1994 are still open for state specific adjustments.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

QCII has agreed on a tentative settlement with the IRS related to audits for the tax years 1998 through 2001 and related to several issues raised in tax audits for tax years 2002 and 2003. These settlements are subject to formal review and approval by the IRS and in the case of the 1998 through 2001 audit, the Joint Committee on Taxation of the U.S. Congress. If the settlements are effected in accordance with QCII’s expectations, our total unrecognized tax benefits could decrease by approximately $70 million. We currently believe that it is reasonably likely that review and approval could occur by June 30, 2008.

A reconciliation of the unrecognized tax benefits for the year ended December 31, 2007 follows:

Unrecognized Tax Benefits
(Dollars in millions)
Balance as of January 1, 2007	$132
Additions for current year tax positions	28
Additions for prior year tax positions	—
Reductions for prior year tax positions	(22)
Settlements	—
Reductions related to expirations of statute of limitations	—

Balance as of December 31, 2007	$138

As of December 31, 2007, none of the unrecognized tax benefits could affect our income tax provision and effective tax rate.

In accordance with our accounting policy, both before and after adoption of FIN 48, interest expense and penalties related to income taxes are included in the other—net line of our condensed consolidated statements of operations. For the years ended December 31, 2007, we recognized $20 million for interest expense related to uncertain tax positions. As of December 31, 2007 and 2006, we had recorded liabilities for interest related to uncertain tax positions in the amounts of $63 million and $24 million, respectively. We made no accrual for penalties related to income tax positions.

Income Tax Expense

The components of the income tax expense from continuing operations are as follows:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Income tax expense:
Current tax provision:
Federal	$967	$819	$711
State and local	144	118	131

Total current tax provision	1,111	937	842
Deferred tax benefit
Federal	(171)	(201)	(188)
State and local	(27)	(57)	(76)

Total deferred tax benefit	(198)	(258)	(264)

Income tax expense	$913	$679	$578

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The effective income tax rate for our continuing operations differs from the statutory tax rate as follows:

	Years Ended December 31,
	2007	2006	2005
	(in percent)
Effective income tax rate:
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal effect	3.0%	2.1%	1.9%
Other	(0.6)%	(1.0)%	(1.4)%

Effective income tax rate	37.4%	36.1%	35.5%

In 2006, we reduced our state tax rate based upon a change in actual experience, which resulted in a $14 million state deferred tax benefit, net of federal effect in our 2006 tax provision.

Deferred Tax Assets and Liabilities

The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
	(Dollars in millions)
Deferred tax assets and liabilities:
Deferred tax liabilities:
Property, plant and equipment	$(2,075)	$(2,350)
Receivable from an affiliate due to pension plan participation	(388)	(391)
Other	(142)	(183)

Total deferred tax liabilities	(2,605)	(2,924)

Payable to affiliate due to post-retirement benefit plan participation	1,107	1,166
Receivable from parent due to prior operating losses	256	203
Other	317	258

Total deferred tax assets	1,680	1,627

Net deferred tax liabilities	$(925)	$(1,297)

We have performed an evaluation of the recoverability of our deferred tax assets. It is our opinion that it is more likely than not that the deferred tax assets will be realized and should not be reduced by a valuation allowance.

Other Income Tax Information

We paid $1.127 billion, $1.015 billion and $949 million to QSC for income taxes in 2007, 2006, and 2005, respectively.

We had unamortized investment tax credits of $82 million and $86 million as of December 31, 2007 and 2006, respectively, which are included in other long-term liabilities on our consolidated balance sheets. These investment credits are amortized over the lives of the related assets. Amortization of investment tax credits of $4 million, $5 million, and $7 million are included in the provision for income taxes for the years ended December 31, 2007, 2006, 2005, respectively.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Note 4:    Investments

QSC manages our cash and investments. As of December 31, 2007, our investments included $31 million of auction rate securities, which are classified as non-current, available-for-sale investments and included in other non-current assets on our consolidated balance sheet. As of December 31, 2006, we had $42 million invested in auction rate securities, which were classified as short-term investments on our consolidated balance sheet. Except for the remaining $31 million of these securities, QSC was able to reduce our holdings of auction rate securities during 2007 through the auction process.

Auction rate securities are generally long-term debt instruments that provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined calendar intervals, generally every 28 days. This mechanism generally allows existing investors to rollover their holdings and continue to own their respective securities or liquidate their holdings by selling their securities at par value. QSC generally invests in these securities for short periods of time as part of its cash management program. However, the recent uncertainties in the credit markets have prevented QSC and other investors from liquidating their holdings of auction rate securities in recent auctions for these securities because the amount of securities submitted for sale has exceeded the amount of purchase orders. Accordingly, QSC still holds these long-term securities and is due interest at a higher rate than similar securities for which auctions have cleared. These investments are fully collateralized by AA rated bonds and are insured against loss of principal and interest by bond insurers whose AAA ratings are under review. These securities were valued using a model that takes into consideration the financial conditions of the issuer and the bond insurers and the value of the collateral bonds. If the credit ratings of the issuer, the bond insurers or the collateral bonds deteriorate, we may further adjust the carrying value of these investments.

We are uncertain as to when the liquidity issues relating to these investments will improve. Accordingly, we classified these securities as non-current as of December 31, 2007.

During the fourth quarter of 2007, a fund we historically treated as a cash equivalent began liquidating its holdings and restricting distributions. As a result, we no longer have daily liquidity and have reclassified our holdings in the fund from cash and cash equivalents to investments on our consolidated balance sheet. The reclassification from cash and cash equivalents to investments is presented as an investing activity in our consolidated statement of cash flow for the year ended December 31, 2007.

Note 5:    Accounts Receivable

The following table presents details of our accounts receivable balances as of December 31, 2007 and 2006:

	December 31,
	2007	2006
	(Dollars in millions)
Accounts receivable—net:
Trade receivables	$613	$680
Earned and unbilled receivables	194	198
Purchased and other receivables	254	213

Total accounts receivable	1,061	1,091
Less: allowance for doubtful accounts	(55)	(53)

Accounts receivable non-affiliates—net	1,006	1,038
Accounts receivable—affiliates	59	273

Accounts receivable—net	$1,065	$1,311

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

Note 6:    Property, Plant and Equipment

The components of our property, plant and equipment as of December 31, 2007 and 2006 are as follows:

	Depreciable Lives	December 31,
		2007	2006
		(Dollars in millions)
Property, plant and equipment—net:
Land	N/A	$98	$96
Buildings	15-30 years	2,827	2,815
Communications equipment	7-10 years	18,655	18,982
Other network equipment	8-45 years	20,327	19,900
General purpose computers and other	5-11 years	2,114	2,201
Construction in progress	N/A	110	101

Total property, plant and equipment		44,131	44,095
Less: accumulated depreciation		(31,976)	(30,925)

Property, plant and equipment—net		$12,155	$13,170

During 2007 and 2006, we changed the estimates of the remaining economic lives of our communications and other network equipment. This resulted in a net increase in depreciation expense in our consolidated statements of operations of $18 million and $8 million, respectively, for the years ended December 31, 2007 and 2006.

Asset Retirement Obligations

In December 2005, we adopted FIN 47, which requires us to recognize asset retirement obligations that are conditional on a future event, such as the obligation to safely dispose of asbestos when a building is demolished or renovated under certain circumstances. Upon adoption of FIN 47, we determined that we have conditional asset retirement obligations to properly dispose of, or encapsulate, asbestos in several of our buildings, to close fuel storage tanks and to dispose of other potentially hazardous materials. In 2005, we recorded a charge of $12 million (liability of $23 million net of an asset of $3 million and net of income taxes of $8 million) for the cumulative effect of this change in accounting principle.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

As of December 31, 2007, our asset retirement obligations balance was primarily related to estimated future costs of removing circuit equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets. The following table provides asset retirement obligation activity for the years ended December 31, 2007, 2006 and 2005:

	December 31,
	2007	2006	2005
	(Dollars in millions)
Asset retirement obligations:
Balance as of January 1	$28	$27	$4
Accretion expense	2	2	—
Liabilities incurred, including adoption of FIN 47	1	—	23
Liabilities settled and other	(1)	(1)	—

Balance as of December 31	$30	$28	$27

Note 7:    Capitalized Software

Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line group method over its estimated useful life. As of December 31, 2007 and 2006, our capitalized software had carrying costs of $2.131 billion and $1.961 billion, respectively, and accumulated amortization was $1.311 billion and $1.190 million, respectively.

Effective January 1, 2007, we changed our estimates of the average economic lives of capitalized software from between four and five years to between four and seven years. For the year ended December 31, 2007, amortization expense would have been higher by $120 million had we not changed our estimates of the average economic lives. We recorded amortization expense of $204 million in 2007 for intangible assets with finite lives based on a life range of four to seven years. As of December 31, 2007, the weighted average remaining life of our capitalized software was 3.4 years.

The estimated future amortization expense for capitalized software is as follows:

Estimated Amortization
(Dollars in millions)
Estimated future amortization expense:
2008	$267
2009	201
2010	132
2011	95
2012	68
2013 and thereafter	57

Total estimated future amortization expense	$820

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Note 8:    Borrowings

Current Portion of Long-Term Borrowings

As of December 31, 2007 and 2006, the current portion of our long-term borrowings consisted of:

	December 31,
	2007	2006
	(Dollars in millions)
Current portion of long-term borrowings:
Long-term notes	$322	$70
Long-term capital lease obligations	21	20

Total current portion of long-term borrowings	$343	$90

Long-Term Borrowings

As of December 31, 2007 and 2006, our long-term borrowings consisted of the following (for all notes with unamortized discount or premium, the face amount of the notes and the unamortized discount or premium are presented separately):

	December 31,
	2007	2006
	(Dollars in millions)
Long-term borrowings:
Notes with various rates ranging from 5.625% to 8.875% including LIBOR* + 3.25% and maturities from 2008 to 2043	$7,979	$7,799
Unamortized discount	(117)	(126)
Capital lease obligations	49	62
Less: current portion	(343)	(90)

Total long-term borrowings	$7,568	$7,645

*	London Interbank Offered Rate

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Our long-term borrowings had the following interest rates and contractual maturities at December 31, 2007:

	Contractual Maturities
	2008	2009	2010	2011	2012	2013 and Thereafter	Total
	(Dollars in millions)
Interest rates:
Above 5% to 6%	$320	$—	$—	$—	$—	$—	$320
Above 6% to 7%	—	—	500	—	—	1,500	2,000
Above 7% to 8%	2	—	—	825	—	2,582	3,409
Above 8% to 9%	—	—	—	—	1,500	750	2,250

Total notes	$322	$—	$500	$825	$1,500	$4,832	$7,979

Capital lease obligations							49
Less: unamortized discount							(117)
Less: current portion of long-term borrowings							(343)

Total long-term borrowings							$7,568

Covenants

The indentures governing our notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of Qwest; and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of Qwest which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. As of December 31, 2007 we were in compliance with all of the provisions and covenants of our borrowing agreements.

As of December 31, 2007, QCII and its other subsidiaries were in compliance with all of the provisions and covenants of their borrowing agreements.

New Issues

On May 16, 2007, we issued $500 million aggregate principal amount of our 6.5% Notes due 2017.

On August 8, 2006, we issued $600 million aggregate principal amount of our 7.5% Notes due 2014.

The aggregate net proceeds from the above offerings have been or will be used for general corporate purposes, including repayment of indebtedness and funding or refinancing our investments in telecommunication assets. The notes are unsecured obligations and rank equally in right of payment with all other unsecured and unsubordinated indebtedness. The covenant and default terms are substantially the same as those associated with our other long-term debt.

Repayments

On June 7, 2007, we redeemed $70 million aggregate principal amount of our 6.0% Notes due 2007.

On June 4, 2007, we redeemed $250 million aggregate principal amount of our 8 7/8% Debentures due June 1, 2031. The redemption resulted in a loss on early retirement of debt of $18 million.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

On September 21, 2006, we redeemed the remaining $90 million aggregate principal amount of our 39-year 6.25% debentures due January 1, 2007 at face value plus accrued interest of $1 million.

Concurrent with the issuance of our 7.5% Notes due 2014 on August 8, 2006, we redeemed the remaining $500 million aggregate principal amount of our floating rate term loan maturing in June 2007, plus accrued interest of $3 million. The redemption resulted in a loss on early retirement of debt of $9 million.

Registered Exchange Offers

On November 26, 2007, we commenced a registered exchange offer for our 6.5% Notes due 2017 pursuant to the registration rights agreement that we entered into in connection with the issuance of these notes. We completed the registered exchange offer on December 28, 2007.

On November 17, 2006, we commenced a registered exchange offer for our 7.5% Notes due 2014 pursuant to the registration rights agreement that we entered into in connection with the issuance of these notes. We completed the registered exchange offer on December 20, 2006.

Interest on Debt

Interest on debt includes interest on long-term borrowings and capital lease obligations. Other interest expense, such as interest on income taxes, is included in other—net in our consolidated statements of operations. The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Interest expense on long-term borrowings and capital leases—net:
Gross interest expense	$620	$628	$618
Capitalized interest	(12)	(12)	(10)

Total interest expense on long-term borrowings and capital leases—net	$608	$616	$608

Cash paid for interest	$625	$598	$585

Note 9:    Severance

Severance charges are included in cost of sales, selling expenses and general, administrative and other operating expenses in our consolidated statements of operations. As of December 31, 2007 and 2006, our severance liability was $23 million and $57 million, respectively. For the years ended December 31, 2007, 2006 and 2005, we accrued severance costs of $27 million, $61 million and $61 million, respectively. The remaining balance included primarily charges recorded in 2007, and we expect to pay substantially all of the 2007 severance charges in 2008.

Note 10:    Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

In accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” we are required to disclose the amount of our contributions to QCII relative to the QCII pension, post-retirement and other post-employment benefit plans. No pension or post-retirement occupational (union) health

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

care trust contributions were made during 2007 or 2006 and we do not expect to make contributions in 2008. As of December 31, 2007 and 2006, the fair value of the assets in the qualified pension trust exceeded the benefit obligations of the qualified pension plan.

Our allocated pension cost for 2007, 2006, and 2005 was $33 million, $77 million, and $35 million, respectively. Our allocated post-retirement benefit costs for 2007, 2006, and 2005 was $6 million, $121 million, and $196 million, respectively. These allocated amounts represent our share of the pension and post-retirement benefit costs based on the actuarially determined amounts. Our allocated portion of QCII’s total pension and other post-retirement benefit costs were 98%, 97% and 98% for the years ended December 31, 2007, 2006 and 2005, respectively. All of the net pension and post-retirement benefit costs were allocated to general, administrative and other operating expenses for the years ended December 31, 2007, 2006 and 2005.

The benefit obligation for QCII’s occupational (union) health care and life insurance post-retirement plan benefits is estimated based on the terms of QCII’s written benefit plans. In making this determination, QCII considers numerous assumptions, estimates and judgments, including but not limited to, discount rates, health care cost trend rates and mortality trend rates. In 2005, we negotiated our current three-year collective bargaining agreements. These collective bargaining agreements covered approximately 20,000 of our unionized employees as of December 31, 2007. Additionally, we submitted letters to the Union notifying the Union of intended changes in the benefits provided to former occupational retirees. These agreements and/or letters of notification to the Union reflect changes for the eligible post-1990 retirees who are former occupational (union) employees, including: (i) a Letter of Agreement which states retirees will begin contributing to the cost of health care benefits in excess of specified limits on the company-funded portion of retiree health care costs (also referred to as “caps”) beginning January 1, 2009, rather than January 1, 2006, which was the previous effective date of the caps: (ii) the beneficiaries of post-1990 retirees who were former occupational (union) employees are eligible to receive a reduced life insurance benefit of $10,000 effective January 1, 2006 and the beneficiaries of other retirees who were former occupational (union) employees are eligible to receive a reduced life insurance benefit of $10,000 effective January 1, 2007; and (iii) post- 1990 retirees pay increased out of pocket costs through plan design changes starting January 1, 2006. These changes have been considered in the determination of the benefit obligation for QCII’s occupational (union) employee benefits under the plan. The additional costs to QCII of deferring the enforcement of the caps by three years were substantially offset by the additional benefit to it of the reduction in life insurance benefits. As a result of this exchange of benefits with the affected plan participants (the retirees in this case), QCII has determined that the caps provision beginning January 1, 2009 is substantive. If the caps were not considered to be substantive in its determination of the benefit obligation, QCII’s current calculation of the benefit obligation would increase by approximately $2.0 billion as of December 31, 2007. Our collective bargaining agreements with our employees’ unions, which expire August 16, 2008, contain caps that are effective January 1, 2009. QCII intends to enforce these health care caps beginning on that date in order to maintain its health care costs at competitive levels.

The terms of the post-retirement health care and life insurance plans between us and our management employees and our post-1990 management retirees are established by us and are subject to change at our discretion. We have a past practice of sharing some of the cost of providing health care benefits with our management employees and post-1990 management retirees. In 2006, we amended the health care and life insurance plans. The amendments reflect changes for the management retirees effective January 1, 2007. These amendments: (i) require post-1990 management retirees to cover any costs in excess of specified limits on the company-funded portion of retiree health care costs (also referred to as “caps”); (ii) provide that beneficiaries of post-1990 management retirees are eligible to receive a reduced life insurance benefit of $10,000; and (iii) require post-1990 management retirees to pay increased out of pocket costs. These changes have been considered in the determination of the benefit obligation for our management employee benefits under the plans.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The benefit obligation for the management post-retirement health care benefits is based on the terms of the current written plan documents and is adjusted for anticipated continued cost sharing with management employees and post-1990 management retirees. A putative class action purportedly filed on behalf of certain of QCII retirees was brought against QCII and certain other defendants in Federal District Court in Colorado in connection with QCII’s decision to reduce the life insurance benefits for these retirees. See Note 15: Commitments and Contingencies—Other Matters for additional information.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

QCII sponsors post-retirement health care plans with several benefit options that provide prescription drug benefits that it deems actuarially equivalent to Medicare Part D. QCII recognizes the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of its benefit obligation and net post-retirement benefit costs. The effect of the subsidy reduced our net periodic post-retirement benefit cost by $51 million, $80 million and $41 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other Benefit Plans

401(k) Plan

QCII sponsors a qualified defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the IRS. Currently, QCII, on our behalf, matches a percentage of our employees’ contributions in cash. We made cash contributions in connection with our employees’ participation in QCII’s 401(k) plan of $63 million and $63 million for 2007 and 2006, respectively.

Deferred Compensation Plans

QCII sponsors several non-qualified unfunded deferred compensation plans for various groups that include certain of our current and former management and highly compensated employees. Certain of these plans are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices, including QCII’s common stock.

Our portion of QCII’s deferred compensation assets for these plans is included on our consolidated balance sheets in prepaid pension—affiliates. Our portion of QCII’s deferred compensation obligations is included on our consolidated balance sheets in current and non-current post-retirement and other post-employment benefits and other—affiliates. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statements of operations. The values of assets and liabilities related to these plans are not significant.

Note 11:    Stockholder’s Equity

Common Stock (no par value)

We have one share of issued and outstanding common stock owned by QSC.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Equity Infusion from QSC, Transfer of Assets and Other Transfers with QSC

In the normal course of business, we transfer assets to and from QSC. It is our policy to record these asset transfers as contributions or distributions, based on carrying values. For the years ended December 31, 2007, 2006 and 2005, we transferred net assets of $23 million, $(8) million and $6 million, respectively.

In 2007, QSC forgave an $82 million tax liability we owed to QSC. We recorded the forgiveness as an equity contribution. In 2007, we also received from QSC an equity infusion of $25 million.

In 2006, we adjusted a previous distribution of the carrying amount of assets and liabilities totaling $58 million in connection with our transfer of ownership of Qwest Wireless, LLC in 2004. In 2006, we also received from QSC an employee benefit transfer of $72 million net of $45 million in taxes and an equity infusion of $81 million.

Dividends

The timing of cash payments for declared dividends to QSC is at our discretion in consultation with QSC. We may declare and pay dividends to QSC in excess of our earnings to the extent permitted by applicable law. Our debt covenants do not limit the amount of dividends we can pay to QSC.

During the years ended December 31, 2007, 2006 and 2005 we declared cash dividends to QSC of $2.470 billion, $2.000 billion and $2.465 billion, respectively, and we paid cash dividends of $2.470 billion, $1.946 billion and $2.731 billion, respectively.

Accumulated Deficit

The difference between the assets and liabilities transferred to us from QSC was recorded as an adjustment to accumulated deficit. QSC cash was not transferred to us as part of the transfer for any prior period. Accordingly, for purposes of the presentation of our prior period combined financial statements, the net cash generated or used by the transferred set of QSC activities for each year presented in our recast financial statements is recorded in operating and investing cash flows with a corresponding distribution or contribution of cash in financing activities. For the years ended December 31, 2007 and 2006, cash generated by operating activities and the corresponding financing cash outflows amounted to $113 million and $43 million, respectively. For the year ended December 31, 2005, cash used for investing activities and the corresponding financing cash inflow amounted to $22 million.

In February 2008, we received a cash contribution from QSC of $190 million in connection with the transfer to us some of QSC’s administrative and other functions and related assets and liabilities.

Note 12:    Stock-Based Compensation

Our employees participate in QCII’s Equity Incentive Plan (“EIP”) and Employee Stock Purchase Plan (“ESPP”). For more information about these plans, see QCII’s Annual Report on Form 10-K for the year ended December 31, 2007.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Following are the weighted-average assumptions used with the Black-Scholes option-pricing model to determine the fair value estimates of options granted in the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
Black-Scholes assumptions:
Risk-free interest rate	3.3%-4.9%	4.2%-5.0%	3.2%-4.4%
Expected dividend yield	—%	—%	—%
Expected option life (years)	4.7	5.0	4.4
Expected stock price volatility	45%	80%	88%

We believe the two most significant assumptions used in our estimates of fair value are the expected option life and the expected stock price volatility, both of which we estimate based on historical information.

Stock-Based Compensation Expense

Stock-based compensation expense is included in cost of sales, selling expenses and general, administrative and other operating expenses in our consolidated statements of operations. We recognize compensation expense relating to awards granted to our employees under the EIP using the straight-line method over the applicable vesting periods. We recognize compensation expense related to our employee purchases of QCII’s stock under the ESPP for the difference between the employees’ purchase prices and the fair market values of QCII’s stock.

For the years ended December 31, 2007 and 2006, our total stock-based compensation expense was approximately $21 million and $28 million, respectively.

As of December 31, 2007, QCII had a total $58 million of total unrecognized compensation cost related to unvested stock-based awards under the EIP. QCII expects to recognize this amount over the remaining weighted average vesting terms of 2.2 years. There is no unrecognized compensation expense related to the ESPP. Because QCII will continue to record stock-based compensation, it will continue to bill a majority of these costs to us. However, based on the many factors that affect the allocation, the amount that is ultimately billed to us as a result of stock-based compensation recorded at QCII may fluctuate.

Adoption of SFAS No. 123(R)

We adopted SFAS No. 123(R) effective January 1, 2006, which requires the measurement of compensation expense using estimates of the fair value of all stock-based awards. SFAS No. 123(R) sets forth accounting requirements for “share-based” compensation to employees and requires companies to recognize in their income statements the grant-date fair value of stock options and other equity-based compensation. Prior to 2006, we accounted for stock awards granted to employees under the intrinsic-value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the intrinsic-value method, no compensation expense was recognized for options granted to employees when the strike price of those options equaled or exceeded the value of the underlying security on the measurement date. Our direct parent also adopted SFAS No. 123(R) on January 1, 2006, and as a result of its increased costs, it increased its billings to us during the year ended December 31, 2006 by approximately $14 million.

We applied the “modified prospective method” for recognizing the expense over the remaining vesting period for awards that were outstanding but unvested at January 1, 2006. In accordance with the modified prospective method, we have not adjusted the financial statements for the periods ended prior to January 1, 2006.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The following table illustrates the effect on net income for the year ended December 31, 2005 as if stock-based compensation granted to our employees had been determined based on the fair value at the grant dates:

Year Ended December 31, 2005
(Dollars in millions)
Net income:
As reported	$1,038
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects of $66	(103)

Pro forma net income	$935

On August 18, 2005, the Compensation and Human Resources Committee of QCII’s Board of Directors accelerated the vesting of all outstanding and unvested stock options that had an exercise price equal to or greater than $3.79, which was the closing market price of QCII’s common stock on that date. The purpose of the acceleration was to avoid recognizing future compensation expense associated with the accelerated options upon the adoption of SFAS No. 123(R). The impact of the acceleration on net income as shown in the above table was an increase in pro forma stock-based compensation expense of approximately $60 million in 2005. Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the underlying stock options remain unchanged.

Note 13:    Contribution to QCII Segments

Our operations are integrated into and are part of the segments of the QCII consolidated group. Our business contributes to QCII’s wireline services and other services segments. QCII’s chief operating decision maker (“CODM”) reviews our financial information only in connection with our quarterly and annual reports that we file with the SEC. Consequently, we do not provide our discrete financial information to the CODM on a regular basis.

We have the same CODM as the consolidated group. In August 2007, Edward A. Mueller became our Chief Executive Officer and President, QCII’s Chairman and Chief Executive Officer and our new CODM, and during 2007 he continued to use these same segments to evaluate performance and allocate resources. However, QCII will adjust its reporting segments in 2008 to reflect changes in how it has begun managing its business beginning in 2008.

We generate the majority of our revenue from wireline services. We also generate revenue from services we provide to our affiliates. The services are further described below.

•

Voice services. Voice services include local voice services and access services. Local voice services include basic local exchange, switching and enhanced voice services. Local voice services also include network transport, billing services and providing access to our local network through our wholesale channel. Access services include fees we charge to other telecommunications providers to connect their customers and their networks to our network.

•

Data, Internet and video services. Data, Internet and video services represent our fastest growing source of revenue. These services include: broadband and satellite video, which we offer to mass markets customers; private line, which we offer to wholesale and business customers; and other data services such as integrated services digital network, or ISDN, ATM and frame relay, which we offer primarily to business customers.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

•

Affiliate and other services. We provide to our affiliates billing and collection, marketing and advertising and other support services, such as legal, regulatory, general finance and accounting, tax, human resources and executive support. In addition, we provide to our affiliates voice, data access and data services that we also provide to external customers. Other services include the subleasing of space in our office buildings, warehouses and other properties.

Revenue from our products and services for the years ended December 31, 2007, 2006 and 2005 is summarized in the following table:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Operating revenue:
Voice services	$5,827	$6,275	$6,754
Data, Internet and video services	2,928	2,588	2,224
Affiliate and other services	1,936	1,858	1,864

Total operating revenue	$10,691	$10,721	$10,842

Revenue from affiliates was 18%, 17% and 17% of total revenue for the years ended December 31, 2007, 2006 and 2005, respectively. We do not have any single customer that provides more than 10% of our total operating revenue. Substantially all of our revenue comes from customers located in the United States.

Note 14:    Related Party Transactions

We provide to our affiliates voice, data and billing and collections services that we also provide to external customers. In addition, we provide to our affiliates, marketing, sales and advertising, computer system and development support services, network support and technical services and other support services.

We charge our affiliates for services based on market price or fully distributed cost (“FDC”). We charge our affiliates market price for services that we also provide to external customers, while other services that we provide only to our affiliates are priced by applying an FDC methodology. FDC rates include salaries and wages, payroll taxes, employee benefits, miscellaneous expenses, and charges for the use of our buildings, computing and software assets. Whenever possible, costs are directly assigned to our affiliates for the services they use. If costs cannot be directly assigned, they are allocated among all affiliates, based upon cost usage measures; or if no cost usage measure is available, these costs are allocated based on a general allocator. We believe these cost allocation methodologies are reasonable. From time to time, QCII adjusts the basis for allocating the costs of a shared service among affiliates. Such changes in allocation methodologies are generally billed prospectively.

Below are details of the services we provided to our affiliates:

•

Voice and data services. Voice and data services include access services that connect our affiliates’ network and customers to our network and private line services that provides a secured, dedicated connection of two or more sites for high-speed transmission of data.

•	Billing and collections services. Billing and collections services include wireless, long distance and television billing and collection service for our affiliates and external customers.

•

Marketing, sales and advertising. Marketing, sales and advertising support joint marketing of our services, including the development of marketing and advertising plans, sales unit forecasts, market research, product management, sales training and compensation plans.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

•

Computer system and development support services. Information technology services primarily include the labor cost of developing, testing and implementing the system changes necessary to support order entry, provisioning, billing, network and financial systems, as well as the cost of improving, maintaining and operating our operations support systems and shared internal communications networks.

•

Network support and technical services. Network support and technical services relate to forecasting demand volumes and developing plans around network utilization and optimization, developing and implementing plans for overall product development, provisioning and customer care.

•

Other support services. Other support services include legal, regulatory, general finance and accounting, tax, human resources and executive support. In addition, we sublease space in our office buildings, warehouses and other properties.

We also purchase services from our affiliates including long-distance, wholesale Internet access and insurance. Our affiliates charge us for these services based on market price or FDC.

Note 15:    Commitments and Contingencies

Commitments

Future Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2007:

	Payments Due by Period
	2008	2009	2010	2011	2012	2013 and Thereafter	Total
	(Dollars in millions)
Future contractual obligations(1):
Debt and lease payments:
Long-term debt	$322	$—	$500	$825	$1,500	$4,832	$7,979
Capital lease and other obligations	26	15	2	1	1	4	49
Interest on long-term borrowings and capital leases(2)	609	589	571	554	421	3,761	6,505
Operating leases	113	92	76	67	41	105	494

Total debt and lease payments	1,070	696	1,149	1,447	1,963	8,702	15,027

Other long-term liabilities	3	2	2	2	1	20	30

Purchase commitments:
Telecommunications commitments	89	77	41	—	—	—	207
Advertising, promotion and other services(3)	105	65	40	31	29	116	386

Total purchase commitments	194	142	81	31	29	116	593

Total future contractual obligations	$1,267	$840	$1,232	$1,480	$1,993	$8,838	$15,650

(1)	The table does not include:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

•	our open purchase orders as of December 31, 2007. These purchase orders are generally at fair value, are generally cancelable without penalty and are part of normal operations;

•

other long-term liabilities, such as reserves for legal matters and income taxes, that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

non-qualified pension, post-retirement and post-employment benefits allocated by QCII and payable to QCII. As of December 31, 2007, we had a liability recorded on our balance sheet representing our allocation of QCII’s net benefit obligation for non-qualified pension, post-retirement healthcare and life insurance and other post-employment benefits. Future payments to QCII are impacted by various actuarial and market assumptions and will differ from the current estimates of these payments; therefore, we cannot reliably estimate future payments to QCII. See further discussion of our benefit plans in Note 10—Employee Benefits;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to purchase other goods and services. Assuming we exited these contracts on December 31, 2007, termination fees for contracts to purchase other goods and services would have been $143 million. In the normal course of business, we believe the payment of these fees is remote; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

(2)	Interest paid in all years may differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2007.

(3)	We have various long-term, non-cancelable purchase commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.

Capital Leases

We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2007, 2006 and 2005 were $10 million, $17 million and $15 million, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $112 million, $108 million and $92 million of cost less accumulated amortization of $58 million, $42 million and $24 million at December 31, 2007, 2006 and 2005, respectively.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The future minimum payments under capital leases as of December 31, 2007 are reconciled to our consolidated balance sheet as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
Total minimum payments	$64
Less: amount representing interest and executory costs	(15)

Present value of minimum payments	49
Less: current portion	(21)

Long-term portion	$28

Operating Leases

Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. For the years ended December 31, 2007, 2006 and 2005, rent expense under these operating leases was $185 million, $215 million and $247 million, respectively, net of sublease rental income of $22 million, $25 million and $26 million, respectively. Operating leases as reported in the table in “Future Contractual Obligations” above have not been reduced by minimum sublease rental income of $85 million, which we expect to realize under non-cancelable subleases.

Letters of Credit and Guarantees

On our behalf, QCII maintains letter of credit arrangements with various financial institutions. As of December 31, 2007, the amount of letters of credit outstanding was $57 million, and we had no outstanding guarantees.

Contingencies

QCII is involved in several legal proceedings to which we are not a party that, if resolved against QCII, could have a material adverse effect on our business and financial condition. We have included below a discussion of these matters, together with a discussion of those matters to which we are a party. Only those matters to which we are a party (primarily the third matter described under the heading “Other” relating to litigation brought by several owners of payphones) represent contingencies for which we have recorded, or could reasonably anticipate recording, an accrual if appropriate to do so.

Throughout this note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent. Settlement classes have been certified in connection with the settlements of certain of the putative class actions described below where the courts held that the named plaintiffs represented the settlement class they purported to represent.

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate QCII to indemnify its former directors, officers and employees with respect to

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

certain of the matters described below, and QCII has been advancing legal fees and costs to many former directors, officers and employees in connection with the securities actions and certain other matters.

Settlement of Consolidated Securities Action

Twelve putative class actions purportedly brought on behalf of purchasers of QCII’s publicly traded securities between May 24, 1999 and February 14, 2002 were consolidated into a consolidated securities action pending in federal district court in Colorado against QCII and various other defendants. The first of these actions was filed on July 27, 2001. Plaintiffs alleged, among other things, that defendants issued false and misleading financial results and made false statements about QCII’s business and investments, including materially false statements in certain of QCII’s registration statements. The most recent complaint in this matter sought unspecified compensatory damages and other relief. However, counsel for plaintiffs indicated that the putative class would seek damages in the tens of billions of dollars.

In November 2005, QCII, certain other defendants, and the putative class representatives entered into and filed with the federal district court in Colorado a Stipulation of Partial Settlement that, if implemented, will settle the consolidated securities action against QCII and certain other defendants. No parties admit any wrongdoing as part of the settlement. Pursuant to the settlement, QCII has deposited approximately $400 million in cash into a settlement fund. In connection with the settlement, QCII received $10 million from Arthur Andersen LLP. As part of the settlement, the class representatives and the settlement class they represent are also releasing Arthur Andersen. If the settlement is not implemented, QCII will be repaid the $400 million plus interest, less certain expenses, and QCII will repay the $10 million to Arthur Andersen.

If implemented, the settlement will resolve and release the individual claims of the class representatives and the claims of the settlement class they represent against QCII and all defendants except Joseph Nacchio, our former chief executive officer, and Robert Woodruff, our former chief financial officer. In September 2006, the federal district court in Colorado issued an order approving the proposed settlement on behalf of purchasers of QCII’s publicly traded securities between May 24, 1999 and July 28, 2002. Messrs. Nacchio and Woodruff appealed that order to the United States Court of Appeals for the Tenth Circuit. In addressing that appeal, a panel of Tenth Circuit judges held that the federal district court order overruling Nacchio and Woodruff’s objections to the settlement was not sufficiently specific, and it instructed the district court to provide a more detailed explanation for overruling those objections. QCII has asked the full Tenth Circuit to review the panel’s decision. The ultimate outcome of the pending appeal of the decision approving the settlement of the consolidated securities action is uncertain and could result in the payment of additional monies by QCII in connection with indemnification claims by Messrs. Nacchio and Woodruff.

KPNQwest Litigation/Investigation

In 2006, QCII and the other defendants reached settlements of a putative class action filed against QCII and others in the federal district court for the Southern District of New York on behalf of certain purchasers of publicly traded securities of KPNQwest, N.V. (of which QCII was a major shareholder). The plaintiffs had alleged that, among other things, defendants engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest’s revenue and the value of KPNQwest securities. In 2007, the court approved the settlements, which were then implemented. Certain individuals and entities were excluded from the settlement class at their request. As a result, their claims were not released by the court order approving the settlement. Some of these individuals and entities have filed actions against QCII, as described below, and QCII is vigorously defending against these claims. QCII expects that at least some of the other persons who were excluded from the settlement class will also pursue actions against QCII if QCII is unable to resolve their claims

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

amicably. In the aggregate, those who were excluded from the settlement class currently contend that they have incurred losses of at least $76 million resulting from their investments in KPNQwest securities during the settlement class period, which does not include any claims for punitive damages or interest. The amount of these alleged losses may increase or decrease in the future as QCII learns more about the potential claims of those who opted out of the settlement class. Due to the fact that some of them have not filed lawsuits, it is difficult to evaluate the claims that they may assert. Regardless, QCII will vigorously defend against any such claims.

On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court which, as amended, alleges, among other things, that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with investments by plaintiffs in securities of KPNQwest. QCII is a defendant in this lawsuit along with Qwest B.V. (one of QCII’s subsidiaries), Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs claim to have lost approximately $10 million in their investments in KPNQwest.

On June 25, 2004, the trustees in the Dutch bankruptcy proceeding for KPNQwest filed a lawsuit in the federal district court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt Organizations Act, and breach of fiduciary duty and mismanagement under Dutch law. QCII is a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff and John McMaster. Plaintiffs allege, among other things, that defendants’ actions were a cause of the bankruptcy of KPNQwest and they seek damages for the bankruptcy deficit of KPNQwest of approximately $2.4 billion. Plaintiffs also seek treble damages as well as an award of plaintiffs’ attorneys’ fees and costs. On October 17, 2006, the court issued an order granting defendants’ motion to dismiss the lawsuit, concluding that the dispute should not be adjudicated in the United States. Plaintiffs have appealed this decision to the United States Court of Appeals for the Third Circuit.

On June 17, 2005, Appaloosa Investment Limited Partnership I, Palomino Fund Ltd., and Appaloosa Management L.P. filed a lawsuit in the federal district court for the Southern District of New York against QCII, Joseph Nacchio, John McMaster and Koninklijke KPN N.V., or KPN. The amended complaint alleges that defendants violated federal securities laws in connection with the purchase by plaintiffs of certain KPNQwest debt securities. Plaintiffs seek compensatory damages, as well as an award of plaintiffs’ attorneys’ fees and costs.

On September 13, 2006, Cargill Financial Markets, Plc and Citibank, N.A. filed a lawsuit in the District Court of Amsterdam, The Netherlands, against QCII, KPN Telecom B.V., KPN, Joseph Nacchio, John McMaster, and other former employees or supervisory board members of QCII, KPNQwest, or KPN. The lawsuit alleges that defendants misrepresented KPNQwest’s financial and business condition in connection with the origination of a credit facility and wrongfully allowed KPNQwest to borrow funds under that facility. Plaintiffs allege damages of approximately €219 million (or approximately $320 million based on the exchange rate on December 31, 2007).

On August 23, 2005, the Dutch Shareholders Association (Vereniging van Effectenbezitters, or VEB) filed a petition for inquiry with the Enterprise Chamber of the Amsterdam Court of Appeals, located in The Netherlands, with regard to KPNQwest. VEB sought an inquiry into the policies and course of business at KPNQwest that are alleged to have caused the bankruptcy of KPNQwest in May 2002, and an investigation into alleged mismanagement of KPNQwest by its executive management, supervisory board members, joint venture entities (QCII and KPN), and KPNQwest’s outside auditors and accountants. On December 28, 2006, the Enterprise Chamber ordered an inquiry into the management and conduct of affairs of KPNQwest for the period January 1 through May 23, 2002. QCII and others have appealed that order to the Netherlands Supreme Court.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Purporting to speak for an unspecified number of shareholders, VEB also sought exclusion from the settlement class in the settlements of the KPNQwest putative securities class action described above. The information that VEB provided in support of its request for exclusion did not indicate the losses claimed to have been sustained by VEB or the unspecified shareholders that VEB purports to represent, and thus those claims are not included in the approximately $76 million of losses claimed by those who requested exclusion from the settlement class, as described above. In view of these and other deficiencies in VEB’s request for exclusion, VEB was not excluded from the settlement class. QCII can provide no assurance, however, that its settlement will be enforced against VEB or the shareholders it purports to represent if VEB or such shareholders were to bring claims against QCII in The Netherlands.

QCII will continue to defend against the pending KPNQwest litigation matters vigorously.

Other Matters

Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed against QCII on behalf of landowners on various dates and in various courts in California, Colorado, Georgia, Illinois, Indiana, Kansas, Massachusetts, Mississippi, Missouri, Oregon, South Carolina, Tennessee and Texas. For the most part, the complaints challenge QCII’s right to install its fiber optic cable in railroad rights-of-way. Complaints in Colorado, Illinois and Texas, also challenge QCII’s right to install fiber optic cable in utility and pipeline rights-of-way. The complaints allege that the railroads, utilities and pipeline companies own the right-of-way as an easement that did not include the right to permit QCII to install its fiber optic cable in the right-of-way without the plaintiffs’ consent. Most actions (California, Colorado, Georgia, Kansas, Mississippi, Missouri, Oregon, South Carolina, Tennessee and Texas) purport to be brought on behalf of state-wide classes in the named plaintiffs’ respective states. The Massachusetts action purports to be on behalf of state-wide classes in all states in which QCII has fiber optic cable in railroad rights-of-way (other than Louisiana and Tennessee), and also on behalf of two classes of landowners whose properties adjoin railroad rights-of-way originally derived from federal land grants. Several actions purport to be brought on behalf of multi-state classes. The Illinois state court action purports to be on behalf of landowners in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. The Illinois federal court action purports to be on behalf of landowners in Arkansas, California, Florida, Illinois, Indiana, Missouri, Nevada, New Mexico, Montana and Oregon. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII’s network passes. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages.

Qwest Communications Corporation (“QCC”), one of QCII’s other subsidiaries, is a defendant in litigation filed by several billing agents for the owners of payphones seeking compensation for coinless calls made from payphones. The matter is pending in the United States District Court for the District of Columbia. Generally, the payphone owners claim that QCC underpaid the amount of compensation due to them under FCC regulations for coinless calls placed from their phones onto QCC’s network. The claim seeks compensation for calls, as well as interest and attorneys’ fees. QCC will vigorously defend against this action.

We are a defendant in litigation brought by several owners of payphones relating to the rates we charged them for the lines to their payphones between 1997 and 2003. Generally, the payphone owners claim that we charged more for payphone access lines than we were permitted to charge under the applicable FCC rules. Two lawsuits are pending, one filed in the United States District Court for the Western District of Washington, the other in the United States District Court for the District of Utah. The Washington lawsuit resulted in reversal of the district court’s dismissal order by the Ninth Circuit Court of Appeals, and is currently stayed pending resolution of related proceedings before the FCC. In the Utah case, the Tenth Circuit Court of Appeals reversed a

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

dismissal by the district court and directed that the district court refer several issues to the FCC for resolution. A proceeding against us is also pending before the Oregon Public Utility Commission. Several related proceedings are underway at the FCC involving us, other telecommunications companies, and payphone owners. In all of these proceedings, the payphone owners seek damages for amounts paid allegedly exceeding that which was permitted under the applicable FCC rules. We will vigorously defend against these actions.

A putative class action purportedly filed on behalf of certain of QCII’s retirees was brought against QCII and certain other defendants in Federal District Court in Colorado in connection with QCII’s decision to reduce the life insurance benefit for these retirees to a $10,000 benefit. The action was filed on March 30, 2007. The plaintiffs allege, among other things, that QCII and other defendants were obligated to continue their life insurance benefit at the levels in place before QCII decided to reduce them. Plaintiffs seek restoration of the life insurance benefit to previous levels and certain equitable relief. QCII believes that its reduction of the life insurance benefit was permissible under applicable law and plan documents and will vigorously defend against this action.

QCII has tax related matters pending against it, certain of which are before the Appeals Office of the IRS, the outcomes of which could result in a liability to us. In addition, tax sharing agreements have been executed between QCII and previous affiliates, and QCII believes the liabilities, if any, arising from adjustments to previously filed returns would be borne by the affiliated group member determined to have a deficiency under the terms and conditions of such agreements and applicable tax law. We have not generally provided for liabilities attributable to current or former affiliated companies or for claims they have asserted or may assert against us. We believe that we have adequately provided for these tax-related matters. If the recorded reserves for these tax-related matters are insufficient, we could be required to record additional amounts in future periods.

Note 16: Other Financial Information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in millions)
Prepaid expenses and other current assets:
Deferred activation and installation charges	$120	$146
Prepaid expenses and other	103	104

Total prepaid expenses and other current assets	$223	$250

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in millions)
Accrued expenses and other current liabilities:
Accrued interest	$119	$135
Employee compensation	386	428
Accrued property and other taxes	257	257
Other	190	226

Total accrued expenses and other current liabilities	$952	$1,046

Note 17:    Labor Union Contracts

We are a party to collective bargaining agreements with our labor unions, the Communications Workers of America and the International Brotherhood of Electrical Workers. Our three-year labor agreements with the unions expire on August 16, 2008. As of December 31, 2007, employees covered under these collective bargaining agreements totaled 20,250, or 60% of all our employees.

Note 18:    Subsequent Events

On February 13, 2008, we declared a dividend of $1 billion to QSC. On February 15, 2008 and February 29, 2008, we paid dividends of $400 million and $300 million, respectively.